Exhibit 10.35

FIRST AMENDMENT

TO

CARROLS CORPORATION

RETIREMENT SAVINGS PLAN

July 1, 2002 Restatement

The Carrols Corporation Retirement Savings Plan, established effective January 1, 1979, as amended and restated effective January 1, 2002, is hereby further amended, effective as of January 1, 2004, in the following respects:

1. Section 6.4 of the Plan is amended to provide as follows:

6.4	Amount and Allocation of Matching Contributions

Each Employer may, in its discretion, make a Matching Contribution to the Plan for each Contribution Period on behalf of each of its Eligible Employees who has met the allocation requirements for Matching Contributions described in this Article.

The amount of any such Matching Contribution with respect to similarly situated Eligible Employees, as determined by the Employer in a non-discriminatory manner, shall be equal to a uniform percentage, determined by the Employer, in its discretion, of the Tax-Deferred and/or After-Tax Contributions made for the Contribution Period by or on behalf of such similarly situated Eligible Employees.

2. Section 6.5 of the Plan, Limitation on Contributions Matched, is deleted and subsequent sections renumbered accordingly.

3. Section 7.4 of the Plan, the order of withdrawal set forth in the indented portion of the first paragraph, is amended to provide as follows:

After-Tax Contributions made by the Participant for the “limitation year”, if any, and the Matching Contributions attributable thereto shall be reduced pro rata.

Tax-Deferred Contributions made by the Participant for the “limitation year” and the Matching Contributions attributable thereto, if any, shall be reduced pro rata.

Qualified Nonelective Contributions otherwise allocable to the Participant’s Account for the “limitation year”, if any, shall be reduced.

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EXECUTED at New York City this 11th day of November, 2003.

CARROLS CORPORATION

By:	/s/ Joseph A. Zirkman
Title:	Vice President-General Counsel and Secretary